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                                                                     EXHIBIT 5.A

                      [LOCKE LIDDELL & SAPP LLP LETTERHEAD]



                                  June 26, 2002


Board of Directors
El Paso Corporation
1001 Louisiana Street
Houston, Texas 77002


Gentlemen:

         We have acted as counsel to El Paso Corporation, a Delaware corporation (the "Company"), in connection with the offer and sale by the Company of an aggregate of 51,750,000 shares of the Company's common stock, par value $3.00 per share (the "Securities"), pursuant to the Company's Registration Statement on Form S-3 (Registration No. 333-82412) declared effective by the Securities and Exchange Commission on February 27, 2002 (the "Registration Statement"), as supplemented by the Prospectus Supplement dated June 20, 2002 (the "Prospectus Supplement").

         As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examinations, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. Without limiting the foregoing, we have examined the Underwriting Agreement, dated June 20, 2002 (the "Underwriting Agreement"), by and between the Company and Credit Suisse First Boston Corporation and J.P. Morgan Securities Inc. as representatives of the several underwriters named therein.

         Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that the Securities have been duly authorized and, when issued and paid for as described in the Registration Statement, as supplemented by the Prospectus Supplement relating to the offer and sale of the Securities, and the Underwriting Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

         This opinion is limited in all respects to the federal laws of the United States, the Delaware General Corporation Law, and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States (without regard to unreported decisional case law of the State of Delaware), and we are expressing no opinion as to the effect of laws of any other jurisdiction.



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Board of Directors
El Paso Corporation
June 26, 2002
Page 2

         We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K of the Company and the incorporation by reference of this opinion by the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities Exchange Commission relating thereto.



                                       Very truly yours,

                                       Locke Liddell & Sapp LLP